UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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SINTX TECHNOLOGIES, INC.

(Name of Registrant as Specified in Its Charter)

Commission File Number: 001-33624

Not Applicable

(Name of Persons Filing Proxy Statement If Other Than the Registrant)

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June 7, 2019

Dear Stockholder,

The company’s 2019 Annual Meeting of Stockholders has been again adjourned and is now scheduled to reconvene June 27, 2019, at 10:00 a.m. Mountain Time. The adjourned stockholder meeting will be reconvened at the Company’s offices, located at 1885 West 2100 South, Salt Lake City, UT 84119. The purpose of the adjournment is to allow additional time for the Company’s stockholders to vote on Proposal 2. (the “Proposal”), a proposal to approve an amendment to the Company’s Restated Certificate of Incorporation to effectuate a reverse stock split of our issued and outstanding shares of Common Stock at a ratio of between 1-for-2 and 1-for-30.

Stockholders have thus far strongly supported the Proposal. At the time of the May 23, 2019 meeting, approximately 67% of the shares that had been voted on the Proposal had been voted in its favor. However, the favorable votes were less than the absolute majority of all outstanding shares needed for approval. As we stated in the proxy statement previously delivered to you, we only intend to implement the reverse stock split if needed to maintain our listing on The NASDAQ Capital Market. If the proposal is not approved, then our listing on The NASDAQ Capital Market will be in jeopardy which will likely adversely impact stockholder liquidity and the company’s ability to raise capital on favorable terms.

Those of you that have voted in favor, thank you for your vote, and you do not need to take any further action. Those that have voted against may change your vote to IN FAVOR by utilizing the enclosed proxy voting form. Those of you that have not voted may also utilize the enclosed voting form to do so. Regardless of how many shares you own, your vote is extremely important, and your shares cannot be voted unless you give your specific instructions. We ask that you please take a moment to authorize a proxy to vote today by following the instructions on the enclosed voting form. If you need assistance in voting your shares or for general inquiries, please contact our proxy solicitation agent D.F. King & Co., Inc. toll-free at (866) 207-2239. The Company’s Board has unanimously recommended that stockholders vote FOR Proposal 2.

A fuller description of the Proposal is contained in the proxy statement dated March 25, 2019 which is available free of charge on our Investor Relations website at https://ir.sintx.com/annual-shareholder-materials.

We want to thank you again for voting and for your continued interest in SINTX Technologies. If you have any questions, please feel free to contact us at 1-801-839-3502.

Sincerely,

B. Sonny Bal, MD JD MBA PhD
Chairman of the Board and CEO